Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Gol Linhas Aéreas Inteligentes S.A.

São Paulo - SP

We consent to the incorporation by reference in this Registration Statement on Form   F-3 of our report dated April 8, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 20-F/A of Gol Linhas Aéreas Inteligentes S.A. and subsidiaries for the year ended December 31, 2010 and to the reference to us under the headings "Experts" in such Registration Statement.

DELOITTE TOUCHE TOHMATSU

Auditores Independentes

São Paulo, Brazil
December 29, 2011